UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2012

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On September 9, 2012, a subsidiary of Transocean Ltd. (the “Company” or “we”) entered into definitive agreements with Shelf Drilling International Holdings, Ltd. (“Shelf Drilling International”) to sell, in a series of related transactions, 37 Standard Jackups, including GSF Baltic, and one swamp barge.  Of the 38 drilling units, 31 are operating, five are stacked and two are being reactivated.  The aggregate sales price is approximately $1.05 billion, including seller financing of $195 million, and is subject to certain working capital and other adjustments.  The seller financing consists of perpetual preference shares in the parent company of Shelf Drilling International that will be entitled to dividends that are cumulative and payable in kind at 10% per annum, generally subject to adjustments escalating up to 14% over time, and are subject to mandatory redemption upon certain specified events, including an initial public offering or change of control of Shelf Drilling International.  The agreements relating to the transactions contemplate termination fee payments by both parties in the event that, under specified circumstances, the transactions are not consummated.  The transactions are expected to close in the fourth quarter of 2012, subject to certain conditions.  The parent company of Shelf Drilling International is a newly formed company sponsored equally by Castle Harlan, Inc., Lime Rock Partners and CHAMP Private Equity and Shelf Drilling International is a newly formed company that will own these drilling units.

Upon completion of such transactions on the terms described above, we expect to recognize a loss on the overall transactions, and we expect such loss to be significant.  As of June 30, 2012, the aggregate carrying amount of the long-lived assets included in the sale transactions was approximately $1.4 billion.  The sales price includes approximately $200 million related to the net current assets associated with the transactions.  The Company’s total aggregate consolidated goodwill as of June 30, 2012 was $3.1 billion, a portion of which is expected to be allocated to the group to be disposed of in the transactions based upon the disposal group’s fair value relative to the Company’s fair value.  Additionally, we expect to incur between $120 million and $140 million of tax, personnel-related and other transaction costs associated with the transactions.  We also have agreed to provide transition and other services to the purchasers in the transactions and the costs to us of providing such services may exceed the amounts we receive as compensation for providing such services.

Additionally, in the third quarter of 2012 we have committed to discontinue operations in the Standard Jackup and swamp barge markets.  As a result, we would also reclassify our seven remaining stacked Standard Jackups to assets held for sale in September 2012.  As of June 30, 2012, the aggregate carrying amount of the seven remaining Standard Jackups was approximately $165 million.

Forward Looking Statements

Statements included in this news release regarding the closing of the transactions, results of the transactions and other statements that are not historical facts are forward-looking statements.  These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, satisfaction of closing conditions, delays, costs and difficulties related to the transaction, market conditions, availability of credit to Shelf Drilling International, accounting reviews and other factors detailed in risk factors and elsewhere in the Company’s Annual Report on Form 10-K for 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: September 10, 2012	By	/s/ Ryan Tarkington
Ryan Tarkington
Authorized Person